ASSET PURCHASE AGREEMENT

This Agreement (“Agreement") is made and entered into as of this 14th day of February, 2008, by and between BLUE EARTH SOLUTIONS, INC., a Delaware corporation ("Buyer”), 8306 Tibet Butler Drive, Windermere, Florida 34786 and PARLIAMENT CONSULTING LLC, a Florida Limited Liability Company, 1885 SW 4th Ave., Delray Beach, FL 33444, and CLAUDIA and NICHOLAS IOVINO, 6364 Amberwoods Drive, Boca Raton, Florida 33433 (collectively "SELLER") (the parties to this Agreement are hereinafter referred to as the "PARTIES")

RECITALS

A.
Seller is engaged in the business (the "Business") of recycling styrofoam waste, owns and markets a flat tire prevention compound, and owns technology relating to a silver, bronze, chrome, copper, and brass plating compounds and other technologies (the "Technologies") and

B.
Seller desires to sell substantially all of the assets relating to the Business (the "Assets") To Buyer, including but not limited to all intellectual rights to the Technologies whether covered by patents, patent applications, trade secrets, trademarks, trade names, service marks, proprietary data or otherwise, and Buyer desires to purchase the Assets on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the respective warranties, representations, covenants and agreements hereinafter set forth, Seller and Buyer hereby mutually agree as follows:

1.
Assets. Seller agrees to sell, assign, transfer and deliver to Buyer, and Buyer agrees to purchase from - Seller, on the Closing Date (as defined in section 4 hereunder), all of the right, title and interest of Seller in and to all of the Assets as listed on Schedule A hereto free and clear of all security interests, liens, claims and other encumbrances not established by this Agreement.

The Assets shall not include, and Seller shall retain, all of its cash, certificates of deposit and marketable securities.

2.
Liabilities Not Assumed by Buyer. Buyer and Seller understand that Buyer shall not assume, nor shall Buyer in any way be responsible for, any liability, obligation, claim or commitment, contingent, actual or otherwise, known or unknown, of Seller except for accrued payables not to exceed $150,000, it being expressly understood that Seller shall continue to be responsible for any and all other liabilities, obligations, claims or commitments of Seller or the Business entered into on or prior to the Closing Date. The accrued payables in question shall be listed on Schedule "B" hereto by payee and amount and Buyer shall, at closing, deliver to Seller the required cash.

3.	Purchase Price and Payment. The purchase price (the "Purchase Price") for the Assets shall be equal to the sum of Seven Million Dollars ($7,000,000). The Purchase Price shall be payable as follows:

(a)           $200,000 in cash (the "Cash") at the Funding as hereinafter defined.

(b)           $200,000 in the form of a promissory note in the usual form (the "Note") payable six months from the Funding.

(c)           $6,600,000 in the form of convertible Series A Preferred Stock of the Buyer. The stock shall have the characteristics and legal consequences described in Schedule "B" hereto. The preferred stock is non- dilutive until $1.5 million of capital net of Seller's payment of $150,000 for accrued payables, $400,000 payments directly to Seller and, if required, up to 10% commission and 3% unaccountable expenses of a licensed investment banker is infused into the company. Seller has the right preserve its percentage of ownership through the purchase of 20% of any future capital placements until the first dividend is paid.

(d)           A royalty of one-half of one percent of the gross sales price of all products related to patents or proprietary formulations purchased in this agreement, sold by Buyer for a period of twenty years from the date of execution of this agreement. Such royalty shall be paid on an annual basis with payment due on

March 15 of each year for the previous fiscal year. Royalties shall be accounted for by Buyer in full with each payment. Furthermore, sales figures shall be subject to review and analysis by Seller at any reasonable time personally or through professionals employed for such purpose. In the event of a shortfall of ten (10%) percent or more, Buyer shall be responsible for the cost of any professional so employed.

4.           Closing Date.

a.           The Closing shall take place as soon as practicable and may occur simultaneously with the execution hereof by all parties. All deliveries by Seller (see subparagraph (b)) shall be in escrow to be delivered by the escrow agent when and only when Buyer shall have completed its proposed private placement and thereby raised and funded the Buyer with not less than $1,500,000.00 net of payment to the Seller of $150,000 for accrued payables, $400,000 payments directly to Seller and, if required, up to 10% commission and 3% unaccountable expenses of a licensed investment banker, in available funds, free and clear of any claim, charge, reduction, diminution, offset or allowance for fees, costs or commissions of any kind incurred by Buyer, except those described above. The receipt of these funds shall be termed the "Funding" and shall occur no later than March 20, 2008, failing which, the escrow agent is instructed and required to return all transfers, assignments, powers of attorney, bills of sale and any other documents delivered to him to the Seller and this agreement shall be terminated.

b.           At the Closing, Seller shall deliver to Buyer the following:

(i)           such bill of sale or other good and sufficient instruments of assignment, transfer and conveyance as Buyer shall reasonably request, to convey and to transfer to Buyer all right, title and interest of Seller in the Assets to Buyer, free and clear of all security interests, liens, claims and encumbrances. The physical transfer of the patents will begin immediately upon issuance of the Class A Preferred Stock and funding of the public entity. It typically is a 90 day process to do the physical transfer;

(ii)           All appropriate instruments granting to Buyer the right to the use of any trade names and trademarks owned or used by Seller in connection with the Business;

(iii)           such other instrument or instruments of transfer, if any, as shall be necessary or appropriate to vest in Buyer good and marketable title to the Assets;

(iv)           Delivery of Required Consents (as defined in section 7(b); and

(v)           Delivery of all UCC-3 termination statements and all other documents and instruments necessary to release and discharge all liens, claims, security interests and other encumbrances on the Assets, if any.

(vi)           Deliver powers of attorney on all patents in the name of the Company.

c.           At the Closing, Buyer shall deliver to Seller the following: 3

(i)           The cash for payables.

(ii)           The Note; and

(iii)           An irrevocable commitment for the preferred stock or the shares themselves if the public company shall by then have been acquired; or, if not, shares representing a twenty (20%) interest in Buyer.

5.	Representations, Warranties and Covenants of Seller. Seller hereby represents and warrants, and from and after this date, covenants to Buyer as follows:

(a)
Organization and Authority. Seller is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as it is presently being conducted, to enter into this Agreement, and to carry out and perform the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller has been duly authorized and approved by its sole shareholder and its Board of Directors, and will not violate its Articles of Incorporation, By-Laws, or any agreement to which it is a party or by which it is bound or any law, rule, regulation or court order. This Agreement, and all other instruments, documents and agreements to be delivered by Seller in connection therewith, are the legal, valid and binding obligation of Seller enforceable in accordance with its, and their, terms.

(b)	Title. Seller has good and marketable title to all of the Purchased Assets, free and clear of any liabilities, obligations, claims, security interest, liens or encumbrances.

(c)	Assets. The Assets comprise all of the assets which are necessary to conduct the Business in the manner that it has been previously conducted.

6.	Representations, Warranties and Covenants of Buyer. Buyer hereby represents and warrants covenants to Seller as follows:

Organization and Authority. Buyer is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as it is presently being conducted, to enter into this Agreement, and to carry out and perform the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Buyer has been duly authorized and approved by its shareholders and its Board of Directors, and will not violate its Articles of Incorporation, By-Laws, or any agreement to which it is a party or by which it is bound or any law, rule, regulation or court order. This Agreement, and all other instruments, documents and agreements to be delivered by Buyer in connection therewith, are the legal, valid and binding obligation of Buyer enforceable in accordance with its, and their, terms.

7.	Actions Prior to the Closing Date. The Parties covenant to take the following actions between the date hereof and the Closing Date:

(a)           Investigation of Seller by Buyer. Seller shall afford to the officers, employees and authorized representatives (including, without limitation, independent public accountants and attorneys) of the Buyer a full and complete opportunity to conduct and complete its acquisition review and analysis of the Purchased Assets and Assumed Liabilities (the "Acquisition Review"), including a review of Seller's books and records, financial information, contracts and agreements (including all non-competition and non-solicitation covenants binding on Seller or its employees), inspection and review of the physical operations of the Seller's business, and the right to contact and communicate with Seller's vendors, creditors, customers, employees, independent contractors and others having a business relationship with Seller. Buyer agrees that it will keep and maintain any and all information obtained by it, its agents, and counsel, confidential, and will not make use of any such information other than for its evaluation of the proposed transaction.

(b)           Consents and Approvals. Seller shall use its best efforts promptly to obtain all consents and amendments from parties to patents, licenses and other agreements which require consent, together with estoppel letters, from parties to material agreement, if any (the "Required Consents").

(c)           Exclusive Dealing. Seller and its affiliates shall deal exclusively with Buyer with respect to the sale of the Assets. Seller shall not solicit, encourage or entertain offers or inquiries (nor shall Seller or any of its affiliates authorize or permit any director, officer, employee, attorney, accountant or other representative or agent to solicit, encourage or entertain offers or inquiries) from other possible acquiring companies, persons or entities, provide information to or participate in any discussions or negotiations with any companies, persons or entities with a view to an acquisition of all or substantially all of Seller's assets or any interest therein.

(d)           Seller's Employees. Prior to Closing, Buyer may, at its sole discretion, interview and discuss employment opportunities with Seller's employees and, Buyer may offer employment to any of Seller's employees on terms and conditions unilaterally determined by Buyer, effective on the Closing Date, with the exception of Harvey Katz who will receive an employment contract for a period of 3 years for $80,000 in the first year with and increase to $120,000 in year two and a further increase to $150,000 in year three based on the Company reaching $10,000,000 in year one and $40,000,000 in year two. It shall be the obligation of the Buyer to facilitate the ability of the company to achieve gross receipts in the amounts contemplated by reinvesting profits in the relevant years except those amounts the buyer is contractually obligated in and by this agreement and finishing at least 1.5 million dollars in working capital net of payment to the Seller of $150,000 for accrued payables, $400,000 payments directly to Seller and, if required, up to 10% commission and 3% unaccountable expenses of a licensed investment banker no later than March 20, 2008. Claudia Iovino will receive an employment contract for a period of 3 years for $48,000 per year with an increase to $60,000 in the second year on the same terms as Harvey Katz, Richard Iantosca will be offered a 3 year employment contract at a rate of $36,000 per year, and Hisson Abdool will be offered a 3 year employment contract at a rate of $36,000 per year. Each named party shall have a written employment agreement, as per the attached copies of these agreements.

(e)           Non-Compete/Non-Solicitation. Seller, and its affiliates, shall not, individually or as a consultant, shareholder, partner, venturer, director, officer, agent or otherwise, engage in any of the following actions:

(i)           for a five (5) year period following the Closing, solicit, call on or contact any past (within the past 12 months) or present customers, suppliers or employees of Seller with respect to the Business; or without the written consent or in conjunction with work for the Company.

(ii)           for a five (5) year period following the Closing, engage in any activity competitive with the Business as now conducted in the United States and Internationally.

In addition, Seller shall keep and maintain all confidential and proprietary information of Seller, including without limitation, financial statements, customer and supplier lists, pricing information, sales and purchases margins and practices, methods of telephone solicitation and similar information regarding the business and affairs of Seller, confidential and shall not disclose such information to any third person or exploit such information personally except as required under law, or if such information is in the public domain.

Seller understands and agrees that this section is critical to this Agreement, and in the event that Seller commits a breach of this section, Buyer shall have the non-exclusive right and remedy to have this section specifically enforced to the extent permitted by any court of competent jurisdiction, it being acknowledged and agreed that any breach or threatened breach will cause immediate irreparable injury to Buyer and that monetary damages will not provide an adequate remedy at law. If any of the provisions contained herein are construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof, which shall be given full force and effect and the court making such determination shall have the power to reform the duration and/or scope of such section.

(f) Board Seat. right to appoint a board seat

8.
Conditions Precedent to Obligations of Seller. The obligations of the Seller under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of the conditions set forth below.

(a)           No Misrepresentation or Breach of Representations, Warranties and Covenants. There shall have been no breach by Buyer in the performance of any of its covenants and agreements herein; each of the representations and warranties of Buyer contained or referred to herein shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Seller; and there shall have been delivered to the Seller a certificate or certificates to that effect, dated the Closing Date, signed by Buyer, by its President.

(b)           Corporate Action.  Buyer shall have taken all corporate action necessary to approve the transactions contemplated by this Agreement, and Buyer shall have furnished the Seller with certified copies of the resolutions adopted by the Board of Directors and the Sole Shareholder of Buyer, in form and substance reasonably satisfactory to counsel for the Seller, in connection with such transactions.

(c)           No Restraint or Litigation. No action, suit, investigation or proceeding shall have been instituted or threatened by any third party, governmental or regulatory agency to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

(d)           Other Documentation. Seller shall have received all of the documents and showings required to be delivered by the Buyer at the Closing pursuant to section 4(C).

9.
Conditions Precedent to Obligations of Buyer. The obligations of the Buyer under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of the conditions set forth below.

(a)           No Misrepresentation or Breach of Representations, Warranties and Covenants. There shall have been no breach by Seller in the performance of any of its covenants and agreements herein; each of the representations and warranties of Seller contained or referred to herein shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer; and there shall have been delivered to the Buyer a certificate or certificates to that effect, dated the Closing Date, signed by Seller, by its President.

(b)           Corporate Action. Seller shall have taken all corporate action necessary to approve the transactions contemplated by this Agreement, and Seller shall have finished Buyer with certified copies of the resolutions adopted by the Board of Directors and the Sole Shareholder of Seller, in form and substance reasonably satisfactory to counsel for the Buyer, in connection with such transactions.

(c)           No Restraint or Litigation. No action, suit, investigation or proceeding shall have been instituted or threatened by any third party, governmental or regulatory agency to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

(d)           Acquisition Review. Buyer shall have been satisfied, in its own discretion, with its Acquisition Review.

(e)           Other Documentation. Buyer shall have received all of the documents and showings required to be delivered by the Seller at the Closing pursuant to section 4(B).

10.	Mutual Indemnification.

a.           Seller will indemnify and hold the Buyer, and its shareholders, directors, officers, employees and agents, harmless from and against any and all claims, suits, actions, judgments, liability, losses, damages, fines, penalties, costs and expenses, including without limitation, reasonable attorneys' fees and costs arising out of or relating to any event, condition, contract, obligation, act, omission, non-fulfillment, liability, breach, inaccuracy or non-fulfillment of any representation, warranty, covenant or agreement with respect to any of the terms of this Agreement..Seller acknowledge that Buyer may withhold from and offset any payments due under the Note by the amount due Buyer under this section.

b.           Buyer will indemnify and hold harmless the Seller, and its and agents, from and against any and all claims, suits, actions, judgments, liability, losses, damages, fines, penalties, costs and expenses, including without limitation, reasonable attorneys' fees and costs arising out of or relating to any event, condition, contract, obligation, act, omission, non-fulfillment, liability, breach or misrepresentation of warranty, representation, covenant or agreement with respect to any of the terms of this Agreement.

11.           Other Provisions.

a.           All notices for which provision is made in this Agreement shall be given in writing either by actual delivery of the notice into the hands of the party entitled to the notice or by mailing the notice by registered or certified mail, return receipt requested, in which case the notice shall be deemed to be given on the date of its mailing, addressed to the addresses as set forth in the preamble

b           The terms and provisions hereof shall inure to the benefit of and be binding upon the undersigned and each of them and their respective successors and assigns

c.           The invalidity or unenforceability of any of the provisions hereof shall not affect the validity or enforceability of the remainder hereof.

d.           This Agreement together with all of the Exhibits, Schedules and other documents referred to herein constitutes the entire Agreement between the Parties with reference to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, regarding the subject matter hereof, and may only be changed or modified in writing.

e.           All of the representations, warranties, covenants, agreements, terms and provisions of this Agreement shall survive the Closing Date. This Agreement is intended to be performed in the State of Florida and shall be governed by and construed and enforced in accordance with the internal laws of Florida without regard to conflicts of laws principals. This Agreement is intended for the benefit of the Parties and is not intended to benefit any third party.

IN WITNESS WHEREOF, the Parties have executed this Agreement, as of the date and year first above written.

BUYER:
BLUE EARTH SOLUTIONS, INC.

By:	/s/ Paul Slusarczyk

SELLER:

/s/ Claudia Iovino
CLAUDIA IOVINO

/s/ Nicholas Iovino
NICHOLAS IOVINO

PARLIAMENT CONSULTING, LLC

By:	/s/ Harvey Katz

Its	Managing Member

SCHEDULE "A"

Patents, Organizations and Certifications:

Patents Method of Recycling Polystyrene Foams which are subject to vapors using terpines and or isopronals

#5,223,543 6-13-93

Methods of Reducing Polystyrene Foams Using Dibasic Esters	# 6,743,828 B1 6-01-04

Continuation of Above Patent (additional applications)	# 7,241,858.B2 7-10-07

Method and Compositions of the treatment of Viral Infections	#20005044834 7-25-07

Methods of Reducing Polystyrene Foams Using Dibasic Esters with Extruders	#7,321,003 1-22-08

Patent Pending Methods of Reducing Polystyrene Using Low Vapor Dibasic Esters

Tire Treatment Composition and Delivery System

Addendum to the Asset Purchase Agreement

This Addendum to the Asset Purchase Agreement of February 14th, 2008 between BLUE EARTH SOLUTIONS, INC. and PARLIAMENT CONSULTING, LLC AND CLAUDIA AND NICHOLAS IOVINO (“Addendum”) is made and entered into as of the 25TH day of February, 2008, by and between BLUE EARTH SOLUTIONS, INC., a Delaware corporation (“Buyer”), 8306 Tibet Butler Drive, Windermere, Florida 34786 and TRANS GLOBAL CHEMICAL, LLC, a Florida Limited Liability Company, 1885 SW 4th Ave. Delray Beach, Fl 33444, INTERNATIONAL FOAM SOLUTIONS, INC. (NV) 1885 SW 4th Ave. Delray Beach, Fl 33444, PARLIAMENT HOLDINGS, LLC  1885 SW 4th Ave. Delray Beach, Fl 33444, HARVEY KATZ, 1885 SW 4th Ave. Delray Beach, Fl 33444 and CLAUDIA IOVINO, 6364 Amberwoods Drive, Boca Raton, Florida 33433 (collectively “SELLER”) (the parties to this Addendum are hereinafter referred to as the “PARTIES”).

In consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed, the Parties covenant and agree as follows:

A.
Seller owns all right, title and interest in, and markets for sale, (i) a trademarked flat tire repair compound, known as Tire Muscle®, (ii) technology relating to a silver, bronze, chrome, copper, and brass plating and polishing compounds known as NuSilver, NuBronze, NuChrome, NuCopper and NuBrass, (iii) an odor removal compound known as Dumpster Ease™ and Diaper Ease™, and (iv) other technologies (collectively, the “Technologies”);

B.
The Parties meant to include the Technologies on Schedule A to the Asset Purchase Agreement of February 14th, 2008 between BLUE EARTH SOLUTIONS, INC. and PARLIAMENT CONSULTING, LLC AND CLAUDIA AND NICHOLAS IOVINO (the “Asset Purchase Agreement”) as assets to be transferred to Buyer from Seller, but inadvertently failed to do so;

C.
The Parties meant to include as Sellers pursuant to the Asset Purchase Agreement, each of Trans Global Chemical, LLC, International Foam Solutions, Inc., Parliament Holdings, LLC, and Harvey Katz, but inadvertently failed to do so; and

D.
The Parties now mean to correct such errors by reason of this Addendum and hereby amend the Asset Purchase Agreement to include each of the undersigned as parties thereto and further to include, as assets transferred by Seller to Buyer thereby and effective as of February 14, 2008, all right, title and interest in the Technologies, including but not limited to all intellectual rights to the Technologies whether covered by patents, patent applications, trade secrets, trademarks, trade names, service marks, proprietary data or otherwise, and Buyer desires to purchase the Technologies on the terms and subject to the conditions as set forth in the Asset Purchase Agreement.

[signature page to follow]

BUYER Blue Earth Solutions, Inc. Authorized Signature /s/ Patricia Cohen
SELLER Parliament Consulting LLC Authorized Signature /s/ Harvey Katz	SELLER Parliament Holdings LLC Authorized Signature /s/ Harvey Katz
SELLER Trans Global Chemical, LLC Authorized Signature /s/ Harvey Katz	SELLER International Foam Solutions, Inc. Authorized Signature /s/ Harvey Katz
SELLER Harvey Katz /s/ Harvey Katz	SELLER Claudia Iovino /s/ Claudia Iovino
SELLER Nicolas Iovino /s/ Nicholas Iovino